FOR IMMEDIATE RELEASE

Contact:

Rudy E. Schupp

Chief Executive Officer

(561) 616-3029

John Marino

President and Chief Financial Officer

(561) 616-3046

1st United Bank, the wholly-owned subsidiary of 1st United Bancorp, Inc.,

Assumed all Deposits and Certain Loans of Republic Federal Bank, N.A.

BOCA RATON, FLA.— December 11, 2009—1st United Bancorp, Inc. (“1st United”) (Nasdaq: FUBC), announced today that its subsidiary, 1st United Bank, has assumed all of the deposits of Republic Federal Bank, N.A. (“Republic”) located in Miami, Florida through a purchase and assumption agreement with the Federal Deposit Insurance Corporation (“FDIC”). Republic depositors will become depositors of 1st United and deposits will continue to be insured by the FDIC, so there is no reason for customers to change their banking relationship to retain their deposit insurance coverage. The four branches of Republic will reopen on Monday as branches of 1st United. This evening and over the weekend, depositors of Republic can access their money by writing checks or using ATM or debit cards. Checks drawn on the bank will continue to be processed. Loan customers should continue to make their payments as usual. 1st United will operate 16 branches in South Florida and expand its presence in Miami-Dade County.

1st United will be purchasing certain assets of Republic at a discount of $37.7 million and assuming all deposits at a premium of 1%, or approximately $3.4 million. In this transaction, 1st United will be receiving approximately $350 million of deposits, $75 million in FHLB borrowings and $231 million in loans from Republic with the remaining assets primarily comprised of cash and marketable investment securities. The loans purchased are covered by a loss sharing agreement with the FDIC. Under such agreement, the FDIC has agreed to cover 80% of the losses on the disposition of the loans up to $36 million, and 95% of losses that exceed that amount. The transaction excludes most non-performing loans, other real estate owned, and acquisition, development and construction loans, residential and commercial land loans, export-import bank loans and loans to foreign nationals.

"1st United is excited to welcome the customers of Republic Federal and we want to assure them that their deposits are safe, FDIC insured, and readily accessible,” said Rudy Schupp, Chief Executive Officer of 1st United. "Customers will be able to conduct business as usual at their existing branch locations with their familiar banking associates."

John Marino, President and Chief Financial Officer of 1st United added, “1st United has a healthy balance sheet, supported by strong capital and liquidity levels. These factors combined with increased access to more products and services at branches throughout South Florida will enable us to better serve all of the banking needs of former Republic customers, including private banking customers.”

Based on September 30, 2009 financials, the pro forma company will have assets of $1.1 billion, loans of $732 million and deposits of $810 million. By market capitalization, 1st United is the third largest publicly traded bank headquartered in Florida.

Customers who have questions may call their local Republic Federal banking office during normal business hours or 1st United at (561) 362-3435 or visit 1st United’s website at www.1stunitedbankfl.com.

For interested persons, the Company will be hosting an investor call to review the transaction at 11:00 a.m. Eastern Standard Time on Monday, December 14, 2009. The number for the conference call is (888) 769-9413 (Passcode: 6684203).

About 1st United Bancorp, Inc.

1st United is a financial holding company headquartered in Boca Raton, Florida. 1st United’s principal subsidiary, 1st United Bank, is a Florida chartered commercial bank, which operates 12 branches in South Florida, including Brevard, Broward, Indian River, Miami-Dade, and Palm Beach counties. 1st United’s principal executive office and mailing address is One North Federal Highway, Boca Raton, FL 33432 and its telephone number is (561) 362-3435. 1st United’s stock is listed on the NASDAQ Global Market under the symbol “FUBC”.

Forward Looking Statements

Any non-historical statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on current plans and expectations that are subject to uncertainties and risks, which could cause 1st United’s future results to differ materially.

In addition, forward-looking statements regarding the Republic transaction are based on currently available information. Actual results could differ materially after experience with the acquisition. The following factors, among others, could cause our actual results to differ: 1st United’s ability to execute its growth strategy, risks relating to the integration of acquired companies that have previously been operated separately, challenges posed by the current economic environment, disruptions in global financial markets, credit risk of 1st United’s customers, effects of the on-going correction in residential real estate prices and reduced levels of home sales, sufficiency of 1st United’s allowance for loan losses, changes in interest rates, access to funding sources, reliance on the services of executive management, competition for loans, deposits and investment dollars, reputational risk and social factors, changes in government regulations and legislation, increases in FDIC insurance assessments, geographic concentration of 1st United’s markets, rapid changes in the financial services industry, exposure to intangible asset risk, and hurricanes and other adverse weather events, and 1st United’s ability to manage the risks involved in the foregoing. Additional factors can be found in our filings with the SEC, which are available at the SEC’s internet site (http://www.sec.gov). Forward-looking statements in this press release speak only as of the date of the press release, and 1st United assumes no obligation to update forward-looking statements or the reasons why actual results could differ.